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                                                                    EXHIBIT 23.1

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Stockholders and Board of
Directors of ITEQ, Inc.:

     As independent public accountants, we hereby consent to the use of our report dated February 24, 1997 related to the consolidated financial statements of ITEQ, Inc. and subsidiaries for the year ended December 31, 1996 and to all references to our Firm included in or made a part of this Registration Statement.

     We hereby consent to the incorporation by reference in this registration statement of our reports related to the separate financial statements of Ohmstede, Inc. dated January 30, 1997 for the two months ended December 31, 1996 and December 13, 1996 for the seven months ended October 31, 1996 included in ITEQ, Inc.'s Form 8-K/A dated February 3, 1997.

ARTHUR ANDERSEN LLP

Houston, Texas
March 10, 1997